Exhibit 5.1          Opinion of  Robert C. Laskowski Law Office.  (regarding legality).

ROBERT C. LASKOWSKI
Law Office
520 SW Yamhill, Suite 600
Portland, Oregon 97204-1329
Telephone:  (503) 241-0780
Facsimile:  (503) 227-2980

December 13, 2016
Board of Directors
Powin Energy Corporation
20550 SW 115th Ave.
Tualatin, OR 97062

Gentlemen:

We have acted as counsel Powin Energy Corporation ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 1,469,000 shares of Company's Common Stock, par value $0.001 per share
("Shares"), issuable  pursuant to the Company’s Restricted Stock Award Agreement.

We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when  issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ROBERT C. LASKOWSKI